Exhibit 5.4

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis MN 55432

www.medtronic.com

March 28, 2017

Re:	Medtronic, Inc. 4.625% Senior Notes due 2045

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offer and sale of $150,000,000 aggregate principal amount of 4.625% Senior Notes due 2045 (the “Notes”) by Medtronic, Inc., a Minnesota corporation (the “Company”), pursuant to an underwriting agreement dated as of March 21, 2017, among the Company, the Guarantors (as defined below) and Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. LLC, as representatives of the several underwriters (the “Underwriting Agreement”). The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Medtronic Global Holdings S.C.A., an entity organized under the laws of Luxembourg (“Medtronic Luxco”) and Medtronic Public Limited Company, an entity incorporated under the laws of Ireland (“Medtronic plc,” and together with Medtronic Luxco, the “Guarantors”). The Notes will be issued pursuant to the indenture, dated as of December 10, 2014 (the “Base Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of December 10, 2014, between the Company and the Trustee (the “First Supplemental Indenture”), the second supplemental indenture, dated as of January 26, 2015, between Medtronic plc and the Trustee (the “Second Supplemental Indenture”) and the third supplemental indenture, dated as of January 26, 2015, between Medtronic Luxco and the Trustee (the “Third Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The Company, Medtronic Luxco and Medtronic plc have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (File No. 333-215895) under the Securities Act of 1933, as amended (the “Act”), on February 6, 2017 (the “Registration Statement”) including the prospectus dated as of February 3, 2017 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated as of March 21, 2017 (the “Preliminary Prospectus Supplement”) relating to the Notes, and a prospectus supplement dated as of March 21, 2017 (the “Prospectus Supplement”) relating to the Notes.

I am the Principal Legal Counsel, Corporate & Securities, of the Company. As to various matters of fact material to this opinion, I have relied upon certificates of public officials and upon the representations of Medtronic, Inc. or its officers or directors, including those made in the Indenture and in documents or certificates executed in connection therewith. I have also examined the Amended and Restated Articles of Incorporation and Amended and Restated By-laws of Medtronic, Inc., each as amended to date, and originals or copies of such other corporate documents and records and other certificates and instruments and have made such other investigation as I have deemed necessary in connection with the opinion hereafter set forth.

My opinion is limited solely to the present substantive law of the State of Minnesota (excluding its conflict of laws principles). I express no opinion as to the laws of any other state or jurisdiction. I express no opinion on any matter of county, municipal, or special political subdivision law.

March 28, 2017

For purposes of this opinion, I have assumed, among other things, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies, and that the information in the certificates, representations, and statements referred to above remains true and complete as of the date hereof. In examining documents, I have assumed that parties executing the same, other than Medtronic, Inc., have all necessary power to enter into and perform all of their obligations thereunder and that such parties have duly executed and delivered such documents. I have also assumed, as to each such party other than Medtronic, Inc., the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties, in each case at the requisite time in order for such action to be effective, and that such documents are legal, valid, binding on and enforceable against such parties in accordance with their respective terms. I have also assumed that each natural person executing any of the documents and agreements involved in the matters covered by this opinion has the capacity and is legally competent to do so. I have assumed that each of the documents and agreements involved in any matter covered by this opinion letter accurately describes the mutual understanding of the parties as to all matters contained therein and that no other agreements or understandings exist between the parties relating to the transactions contemplated by such document or agreement.

Based upon and subject to the foregoing, and subject to the qualifications hereinafter set forth, it is my opinion as of this date that:

1.	Based exclusively upon a good standing certificate received from the Office of the Secretary of State of Minnesota, Medtronic, Inc. is validly existing as a corporation in good standing under the laws of Minnesota.

2.	The Company has the corporate power and authority under Minnesota law to enter into the Underwriting Agreement, the Indenture and the Guarantees and to perform its obligations thereunder.

3.	Each of the Underwriting Agreement, the Indenture and the Guarantees have been duly authorized and executed by the Company.

I hereby consent to the filing of this opinion with the Commission as an exhibit to Medtronic plc’s Current Report on Form 8-K to be filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus and any prospectus supplement under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature Page Follows]

Very truly yours,

/s/ Thomas L. Osteraas

Thomas L. Osteraas

Principal Legal Counsel, Corporate & Securities of Medtronic, Inc.